Exhibit 2.8

CONSULTING AGREEMENT

          This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of August, 2007 by and between by Artisanal Cheese, LLC, a New York limited liability company (the “Company”), and Terrance Brennan (the “Consultant”).

RECITALS:

                    WHEREAS, this Agreement is entered into in connection with that certain Membership Interest Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Company, the members of the Company, being Consultant and Marvin Numeroff, and AHF Acquisition Corporation, a New York corporation.

                    NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the parties hereto hereby agree as follows:

          1.      Engagement of Consultant.

          (a)          Services. During the Term of this Agreement, Consultant agrees to make himself available at reasonable times mutually agreeable to the parties at the Company’s office in New York City, New York, by telephone, e-mail or facsimile (or as otherwise agreed to by the parties) to provide consulting services, including advice on product mix, marketing plans in the retail sector and presentation to the Company’s retail supermarket buyers (the “Services”), for a maximum of twenty-four (24) hours per three (3) month period (each a “Quarter”), with the first Quarter beginning on August 1, 2007 and ending on October 31, 2007 and each Quarter continuing in the same manner thereafter. If such 24 hours of consulting time are not utilized by the Company in any Quarter, they shall not be carried over to the next Quarter or any succeeding Quarter. In consideration of Consultant’s performance of 24 hours of Services per Quarter, the Company shall pay Consultant a consulting fee (the “Fee”) of Thirteen Thousand Dollars ($13,000) per Quarter, regardless of whether the Company fully utilizes Consultant, with the first Fee payment due on the date hereof and each Fee payment thereafter due seven (7) days prior to the first day of the Quarter to which it relates. The Company also may request in writing that Consultant provide Services in excess of 24 hours in any Quarter (“Additional Time”). Consultant agrees to review and consider each request for Additional Time, but reserves the right to accept or decline such requests for any reason. If Consultant agrees to an Additional Time request, the parties agree negotiate in good faith to determine the compensation that the Company will pay Consultant for such Additional Time.

          (b)          Board of Directors. During the Term of this Agreement, Consultant may attend, as an “observer,” any meeting of the Company’s Board of Directors (the “Board”). As an observer of the Board, Consultant shall be entitled to receive all information and documents presented to any member of the Board, including, without limitation, notices, handouts, etc. Board meetings must be located in New York City, New York. Notwithstanding the above, Consultant may, at his sole discretion, become a member of the Board if and when: (i) the Company obtains Directors and Officers (D&O) Liability Insurance that is satisfactory to Consultant, and (ii) the Company agrees in writing to provide Consultant, in exchange for his service on the Board for a period of three (3) years, such compensation as is substantially equivalent to or greater than the compensation received by all other Board members and is acceptable to Consultant, it being understood that such compensation may consist of equity in the Company’s parent company, AHF Acquisition Corporation.

          (c)          Finders Fees. In the event Consultant is able to secure a supply or sales agreement with Baldor, 1800Flowers or DairyLand, or any similar strategic partner, on behalf of the Company, the Company shall pay Consultant: (i) $10,000 at the time of the singing of each such agreement, and (ii) $20,000 at the time (if ever) that each company’s total purchases from the Company exceed $500,000 in aggregate.

          2.      Office Use. Regardless of whether Consultant provides any Services, the Company shall provide Consultant with office accommodations for Consultant and one administrative assistant (being the space currently used by Consultant and Lisa Tatelbaum) and one additional office (being the space currently used by Georgette Pogaceanu) at the Company’s principal offices (currently located at 500 West 37th Street, New York, New York 10018) for the Term of this Agreement.

          3.      Term. The term of this Agreement shall commence as of the date hereof and shall expire on the first anniversary of the date hereof (the “Term”).

          4.      Relationship of the Parties. It is mutually agreed and understood by the parties hereto that Consultant is an independent contractor. This Agreement does not establish any employment, agency, representative, joint venture or partnership relationship between the parties. Neither party has any right or authority to create any obligation, representation or responsibility on behalf of the other party. Both parties covenant and agree that when dealing with third parties they will act in such a manner as to avoid any ambiguity or dispute whatsoever as to the nature and extent of their authority as limited in this Agreement. Nothing in this Agreement shall be deemed to create an exclusive relationship between the parties, and Consultant shall be free during the Term and thereafter to perform services the same as or similar to the Services for any third-party.

          5.      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

          6.      Miscellaneous.

(a) Counterparts. This Agreement may be executed in several counterparts each of which is an original. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          (b)          Assignment; Binding Effect. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and permitted assigns.

(c) Section Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

          (d)          Notices. All notices, requests, demands and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, by a nationally recognized overnight courier service, or by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid), as follows (or to such other address as shall be set forth in a notice given in the same manner):

If to the Company, to:	Artisanal Cheese, LLC
500 West 37th Street, Second Floor
New York, New York 10018
Attn: Dan Dowe
Telephone No.: (212)-239-1200
Telecopy No.: (212)-239-1417
Email: ddowe@ix.netcom.com

If to Consultant, to:	Artisanal Cheese, LLC
500 West 37th Street, Second Floor
New York, New York 10018
Attn: Terrance Brennan
Telephone No.: (212)-239-1200
Telecopy No.: (212)-239-1417
Email: tbrennan@artisanalcheese.com

          (e)          Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by the Company and Consultant. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

          (f)          Third Party Beneficiaries. Except as otherwise expressly set forth herein, no individual or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for its or any other state’s law of conflicts.

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          IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be duly executed as of the date first above written.

CONSULTANT

Terrance Brennan

ARTISANAL CHEESE, LLC

By:

Name: Daniel W. Dowe
Its: President